Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Agreement to Divest Barge Business for $450 Million
–Transaction Underscores Commitment to Creating Shareholder Value through Portfolio Transformation and Simplification
–Sharpens the Company's Focus on Key Growth Businesses: Construction Materials and Engineered Structures
–Enhances Financial Flexibility to Support Investment in Core Growth Platforms

DALLAS, Texas - ARCOSA, Inc. — February 24, 2026:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced that it has entered into a definitive agreement to sell Arcosa Marine Products, Inc. ("Arcosa Marine") to Wynnchurch Capital, L.P. for $450 million in cash, subject to customary transaction adjustments. The sale is expected to close in the second quarter of 2026, after regulatory approval and satisfying other customary closing conditions.

Tracing its roots back to 1903 and marketed under the Arcosa Marine, Nabrico and Wintech brands, the Company’s barge business is a leading manufacturer of inland barges, fiberglass barge covers, winches and marine hardware with operations located along the U.S. inland river systems. Reported within the Company’s Transportation Products segment, revenues and Adjusted Segment EBITDA were $383 million and $68 million, respectively, in 2025. The Company intends to use the net after-tax proceeds to further invest in the expansion of its core growth platforms and reduce outstanding debt.

Antonio Carrillo, President and CEO of Arcosa commented, “With a strong backlog that provides production visibility deep into 2026 and market fundamentals supporting a healthy replacement cycle, we believe this is the right time to transition the barge business to an owner aligned with its long-term growth plans. I am confident in its continued success under the focused ownership of Wynnchurch. I want to thank our talented leadership team, dedicated employees and longstanding customers for their significant contributions to Arcosa Marine. We look forward to Arcosa Marine building on its strong reputation for providing best-in-class products in this next chapter.”

Carrillo continued, “Today’s announcement is a pivotal step in the strategic transformation and simplification of our portfolio. Upon completion of the divestiture, Arcosa will be fully focused on its key growth businesses - construction materials and engineered structures - both of which are well-aligned with long-term infrastructure and power market tailwinds in the U.S. The barge divestiture further reduces complexity and cyclicality, raises our overall margin profile and enhances the long-term resiliency of the company.”

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Carrillo concluded, “We have an active pipeline of investment opportunities, both organic and inorganic, and plan to prioritize the allocation of capital toward our high growth, high margin businesses.”

Wells Fargo served as financial advisor to Arcosa and Gibson, Dunn & Crutcher LLP served as legal advisor for the sale of the barge business. Paul Hastings served as legal advisor to Wynnchurch in connection with the transaction.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

About Wynnchurch

Wynnchurch Capital, L.P., headquartered in the Chicago suburb of Rosemont, Illinois, with an affiliate in Canada, was founded in 1999 and is a leading middle-market private equity investment firm. Wynnchurch’s strategy is to partner with middle market companies in the United States and Canada that possess the potential for substantial growth and profit improvement. Wynnchurch manages a number of private equity funds with $8.6 billion of regulatory assets under management and specializes in recapitalizations, growth capital, management buyouts, corporate carve-outs, and restructurings.

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Cautionary Statements About Forward-Looking Information

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, or divest any business, including Arcosa Marine, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the impact of Arcosa's level of indebtedness; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; impacts from the Inflation Reduction Act and One Big Beautiful Bill Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; the impact of tariffs; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2025 to be filed on or around February 27, 2026 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

MEDIA CONTACT:
media@arcosa.com
INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com

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Arcosa, Inc.
Reconciliation of Arcosa Marine Adjusted EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of normal earnings. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We believe Adjusted EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors.

Year Ended December 31,
2025
Arcosa Marine
Operating profit	$60.8
Add: Depreciation and amortization expense	7.5
Arcosa Marine EBITDA	68.3
Arcosa Marine Adjusted EBITDA	$68.3

972.942.6500	4	arcosa.com